Exhibit 2

                               ARTICLES OF MERGER
             MEDGRUP CORPORATION (FORMERLY PERSEUS ART GROUP, INC.,
                         (AS THE SURVIVING CORPORATION)
             MEDGRUP DEVELOPMENT SERVICES, INC. (MERGED CORPORATION)

     These Articles of Merger are filed with the Colorado Secretary of State pursuant to section 7-111-105 of the Colorado Business Corporation Act (the "Colorado Act"):

     1. Plan of Merger. On May 7, 1999 Perseus Art Group, Inc. ("Perseus") entered into a Plan and Agreement of Merger with Medgrup Development Services, Inc. ("Medgrup"), pursuant to section 7-111-101 of the Colorado Act. Perseus is the surviving corporation. A copy of the Plan and Agreement of Merger is attached to these Articles of Merger. Perseus' name has been changed by filing Articles of Amendment to the Articles of Incorporation of Perseus, which upon filing effected certain changes in the Articles of Incorporation including the change of name of the surviving corporation to "Medgrup Corporation."

     2. Shareholder Approval. All of the shareholders of Perseus and all of the shareholders of Medgrup voted in favor of the Plan and Agreement of Merger.

     3. Effective Date of Merger. The merger is to take effect on the date these Articles of Merger are filed by the Colorado Secretary of State.


Perseus Art Group, Inc.


/s/ Bruce A. Capra
------------------------
Bruce A. Capra,
President

                          PLAN AND AGREEMENT OF MERGER

     This Plan and Agreement of Merger ("Agreement") is entered into on May 7, 1999 between Perseus Art Group, Inc. ("Perseus"), a Colorado corporation with offices located at 6604 West 67th Avenue, Arvada, Colorado 80003; Medgrup Development Services, Inc. ("Medgrup"), a Colorado corporation with offices located at 1880 Willow Park Way, Monument, Colorado 80132; and Scott M. Thornock ("Thornock"), 1422 Delgany Street, Denver, Colorado 80202, and Bruce A. Capra ("Capra"), 6604 West 67th Avenue, Arvada, Colorado 80003. Thornock and Capra are officers, directors and shareholders of Perseus. Perseus and Medgrup are referred to collectively in this Agreement as the "companies."

                                    RECITALS

     A. Perseus is in the business of acquiring and selling items of original art and reproductions of original artworks on the Internet through its web site "www.artwant.com." The board of directors of Perseus has determined that due to competition from other companies selling similar goods on the Internet, continuing losses from operations, and the limited financial resources available to continue in operation, Perseus' business is not likely to become profitable. Perseus' common stock is approved for trading on the National Quotation Bureau System.

     B. Medgrup is in the business of providing medical record coding services and related services to hospitals. Medgrup realized a net profit from operations for the period January 1, 1999 through April 30, 1999. Medgrup desires to have its securities traded in a public market.

     C. Perseus and Medgrup have negotiated the terms and conditions of a merger of the companies by which Perseus would assign its current business and assets to Thornock and Capra, Thornock and Capra would resign as directors and officers of Perseus, and Medgrup would be merged into Perseus with new directors and officers. In addition, Perseus' name would be changed to "Medgrup Corporation," the outstanding shares of common stock of Perseus would be reverse split (1 for 2), and other changes would be made to Perseus' Articles of Incorporation.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and subject to the terms and conditions of hereof, the parties agree as follows:

                                    AGREEMENT

     1. MERGER OF THE COMPANIES.

     1.1 Surviving Corporation; Effect of Merger on the Assets and Liabilities of the Companies. Subject to the terms and conditions of this Agreement, as of the effective date of the closing (defined below), Medgrup shall be merged into Perseus as the surviving corporation pursuant to section 7-111-101 of the Colorado Business Corporation Act. As of the effective date of the closing (i) all of the tangible and intangible assets of Medgrup shall be vested in Perseus as the surviving corporation without reversion or impairment, by operation of law; (ii) Perseus shall have all of the liabilities of Perseus and Medgrup; and
(iii) the separate existence of Medgrup Development Services, Inc. as a corporation shall cease.

     1.2 Divestiture of the Assets and Assumption of the Liabilities of Perseus Before the Effective Date of the Merger; Adjustment in Outstanding Shares of Perseus. Subject to the terms and conditions of this Agreement, immediately before the effective date of the Merger, Perseus shall assign (i) all of its assets (except its computer and cash) to Capra by execution and delivery to Capra of the "Assignment and Bill of Sale" in the form attached as Exhibit A; and (ii) turn over all of its cash to Thornock (who shall personally undertake to pay all of the liabilities of Perseus which exist immediately before the effective date of the merger), by signing with Thornock the "Assignment and Bill of Sale for Computer and Delivery of Cash, and Assumption of Liabilities" in the form attached as Exhibit B. These conveyances shall be made, respectively, (a) to Capra in consideration of his turning back to Perseus for cancellation and retirement 450,000 shares of common stock of Perseus owned by Capra as of the date of this Agreement (which would equal 225,000 shares after the reverse split to take place as of the effective date of the closing); and (b) to Thornock in consideration of his unconditional agreement to pay all of the liabilities of Perseus as of the effective date of the closing of this Agreement.

     1.3 Consideration for the Merger; Tax Treatment of the Merger. In full payment for the merger of Medgrup into Perseus, on the effective date of the closing of this Agreement and subsequent to the filing of Articles of Amendment to the Perseus Articles of Incorporation, Perseus shall issue 3,785,000 shares of common stock to the shareholders of Medgrup, as follows: 3,154,000 shares to William D. Cronin and 631,000 shares to Margaret M. Cronin (at the rate of 6,308 shares of Perseus for each of the 500 shares of Medgrup owned by William D. Cronin and the 100 shares owned by Margaret M. Cronin). No other consideration will be paid to Medgrup or its shareholders in connection with the merger. The number of Perseus shares to be issued will be after the reverse split of Perseus' stock. As of the effective date of the merger, Perseus will have 4,740,000 shares of common stock issued and outstanding, of which the 3,785,000 shares issued to the Medgrup shareholders will constitute 79.85 percent of the voting stock of Perseus. The merger is intended to constitute a tax free "statutory reorganization" of the companies under section 368(A) of the Internal Revenue Code of 1986, as amended.

     1.4 Compliance with Securities Laws.

     (a) The shares of common stock of Perseus to be issued to the shareholders of Medgrup shall constitute "restricted securities" as that term is defined in rule 144 adopted by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of the State of Colorado. Such shares shall be issued without registration with the SEC under the 1933 Act, pursuant to the exemption from registration provided by section 4(2) thereof. The certificates for such shares shall bear a restrictive legend and "stop transfer" instructions shall be issued to Perseus' transfer agent (Corporate Stock Transfer) to such effect.

     (b) By their execution of this Agreement as officers and directors of Medgrup, William D. Cronin and Margaret M. Cronin represent and warrant to Perseus that:

          (1) They are acquiring their shares of Perseus without any present intent to resell or make a distribution of all or any portion thereof, and that such shares are restricted securities under the

               1933 Act. Bill Cronin and Margaret represent and warrant to Perseus that they have been advised of the restriction applicable to such shares by Medgrup's securities counsel. The restrictive legend shall be in substantially the following form: "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

          (2) They have received and reviewed the articles of incorporation and bylaws of Perseus, the Perseus' financial statements attached to this Agreement, and Perseus' "Information Statement Pursuant to Rule 15c2-11" attached to this Agreement, and have had the opportunity to ask the officers and directors of Perseus any questions they deem necessary in connection with the transactions under this Agreement.

     1.5 Closing. Subject to the conditions precedent set forth herein, the closing of all transactions under this Agreement shall take place at the offices of Patricia Cudd, attorney for Perseus, located at 1120 Lincoln Street, Suite 1310, Denver, Colorado 80203 at 10:30 am on Friday, May 7, 1999 or at another time mutually agreed upon by Medgrup and Perseus.

     (a) Conditions Precedent to Closing. The obligations of the companies to close this Agreement are subject to the prior satisfaction of the following conditions.

          (1) Actions Required to be Taken. All of the shareholders of Perseus shall have consented in writing to the following matters: The merger under this Agreement; the 1 for 2 reverse split of all the outstanding shares of common stock of Perseus; the change of Perseus' name to "Medgrup Corporation"; and the addition of certain provisions to the Articles of Incorporation of Perseus (including an increase in the authorized number of shares of common stock which Perseus will be authorized to issue). In addition, all of the shareholders of Perseus shall have consented to the new Incentive Stock Option Plan (for which 1,500,000 shares of common stock of Perseus shall be reserved for issuance upon exercise of options to be granted to employees of Medgrup Corporation after the effective date of the merger). The share holders of Perseus also shall have approved the appointment of William D. Cronin, Margaret M. Cronin and Gary Mendenhall to the Perseus board of directors, as of the effective date of the merger.

          (2) Representations and Warranties, and Due Diligence. The representations and warranties of Perseus and Medgrup contained in this Agreement shall be in all material respects true and correct on and as of the date of closing. Perseus and Medgrup, or their agents, shall have completed their "due diligence" review of the business and other aspects of each entity.

     (b) Actions to be Taken at Closing (or on Effective Date of Merger, If After Date of Closing):

          (1)  By Perseus: Perseus shall deliver to Medgrup at closing:

               (A) The written consent of all of its shareholders to each of the actions required to be taken as listed in section 1.5(a)(1) of this Agreement;

               (B) Executed authorization of the Perseus board of directors to issue shares of restricted common stock to William D. Cronin and Margaret M. Cronin in the amounts stated in section 1.3 of this Agreement, and to cancel 450,000 shares of common stock (pre-reverse split) held in Capra's name upon surrender of Capra's certificate for 540,000 shares;

               (C) Executed duplicate originals of Articles of Merger and Articles of Amendment to the Articles of Incorporation of Perseus.

               (D) Resolutions of the board of directors electing William D. Cronin, Margaret M. Cronin and Gary Mendenhall as directors of Perseus, and the resignations of Capra and Thornock as officers and directors of Perseus as of the effective date of the merger;

               (E) Legal opinion of counsel to Perseus in the form approved by counsel to Medgrup prior to the closing,

          (2)  By Perseus: Perseus shall deliver:

               (A)  To Capra, the Executed Assignment and Bill of Sale (Exhibit
                    A);

               (B) To Thornock, the Assignment and Bill of Sale for Computer and Delivery of Cash, and Assumption of Liabilities (Exhibit
                    B) executed by Perseus (as to the Assignment and Bill of
                    Sale) and by Thornock (as to the Assumption of Liabilities);

          (3) By Capra: Capra shall deliver to Perseus his certificate for 540,000 shares of common stock of Perseus (pre-reverse split), endorsed with signature Medallion Guaranteed.

          (4)  By Medgrup: Medgrup shall deliver to Perseus:

               (A) The certificates for common stock of Medgrup owned by Bill Cronin and Margaret Cronin, without endorsement.

               (B) Legal opinion of counsel to Medgrup in the form approved by counsel to Perseus prior to the closing.

     (c) Actions to be Taken After Closing: Perseus shall file Articles of Merger and Articles of Amendment to the Perseus Articles of Incorporation with the Colorado Secretary of State, and send the certificate for Capra's shares of common stock to the transfer agent for cancellation of 450,000 shares (225,000 post reverse split) and issue and deliver a new certificate for the remaining 45,000 shares (post reverse split) in the name of and to Capra. Perseus shall cancel the certificates for Medgrup stock received from Medgrup. The former officers of Perseus shall deliver to Perseus all of the corporate books and records and bank statements and accounting records maintained by the former officers. Copies of such materials may be retained by Capra and Thornock.

     (d) Effective Date of the Merger. The merger shall be effective as of the date Articles of Merger, and Articles of Amendment to the Perseus Articles of Incorporation, are filed by Perseus and Medgrup with the Colorado Secretary of State. The parties agree to use their best efforts to file these documents on the same day as the closing. Until such filings are made, the boards of directors of Perseus and Medgrup, or either one of them, may abandon and terminate this Agreement in their sole discretion, as permitted by section 7-111-103(9) of the Colorado Business Corporation Act, but only pursuant to section 3 of this Agreement. If this Agreement is abandoned and terminated, all documents and instruments delivered at the closing shall be returned to the parties.

     2. REPRESENTATIONS AND WARRANTIES. Perseus and Medgrup hereby represent and warrant to each other that the following are true and correct as of the date hereof (except for the Medgrup financial statements, which will be delivered to Perseus after the date of this Agreement) and will be true and correct through the date of closing as if made on that date:

     (a) Entity Status. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite power and authority to carry on the business in which it is engaged, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

     (b) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting it or any of its properties or assets in any court or by or before any federal, state, municipal or other government department, which, if determined adversely to it, would materially affect its business, prospects, properties or financial condition or its right to conduct business.

     (c)  Financial Statements.

          (1) Of Perseus. The Perseus balance sheet as of December 31, 1998 and related statements for the period from inception to such date ("Exhibit C") fairly present the assets, liabilities and financial condition of Perseus as of such dates and for such periods, and have been prepared in conformity with generally accepted accounting principles consistently applied. From December 31, 1998 to the date of closing, there have been no material adverse changes in the financial condition or the results of operations of Perseus, except as incurred in the ordinary course of business. The Perseus financial statements are audited by an independent firm of certified public accountants.

          (2) Of Medgrup. The balance sheet of Medgrup as of April 30, 1999, and the related statements for the 4 month period then ended fairly present the assets, liabilities and financial condition of Medgrup as of such dates and for such periods, and have been prepared in conformity with generally accepted accounting principles consistently applied. From April 30, 1999 to the date of closing, there have been no material adverse changes in the financial condition or the results of operations of Medgrup, except as incurred in the ordinary course of business. The Medgrup financial statements will be not be audited for purposes of this Agreement. The Medgrup financial statements are attached hereto as "Exhibit D."

     (d) Material Transactions and Adverse Changes. Except as has been disclosed in writing to each other, it has not and as of the date of closing it will not have: (i) suffered any materially adverse change in its assets or business taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss, whether or not covered by insurance, which singly or in the aggregate are materially adverse to its business; or (iii) made any change in any method of accounting or accounting practice, including the revaluation of any assets.

     (e) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon it have been duly paid or adequately provided for, and all required tax returns or reports have been duly filed. Adequate reserves have been established for all income and other tax liabilities in its financial statements. It has not waived any statute of limitations with respect to any tax liability for any period.

     (f) Authorization and Validity. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby, have been (or with respect to the approval of the Perseus shareholders will have been as of the date of closing) duly authorized by it. This Agreement has been duly executed and delivered and is enforceable against it, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     (g) Capitalization

          (1) Of Perseus: Perseus has 2,360,000 shares of common stock issued and outstanding, prior to the reverse stock split and the return of shares by Capra.

          (2) Of Medgrup: Medgrup has 600 shares of common stock issued and outstanding.

          (3) No Other Securities. Except for $87,000.00 of short-term debt which is convertible into 22.95 shares of Medgrup common stock as of the date of this Agreement (but which debt is not to be converted as part of the merger), neither Perseus nor Medgrup has issued and outstanding any warrants, options or similar rights to subscribe for or purchase shares of its capital stock (or any securities convertible into or exchangeable for its capital stock), nor are there any other securities outstanding convertible into or exchangeable for its common stock. Neither Perseus nor Medgrup has any contracts or commitments pursuant to which any person may acquire any shares of its capital stock. Excepted from the preceding are options, which may be issued subsequent to the effective date of the merger under the Perseus Incentive Stock Option Plan, to purchase up to 815,000 shares of common stock of Perseus at an exercise price of $1.00 per share.

     (h) The written information about its business (other than its financial statements as to which a separate representation and warranty is made) is materially true and complete, and does not omit to state any facts necessary to make the statements which are made therein not misleading.

     3. TERMINATION OF THIS AGREEMENT. Before the effective date of the merger, this Agreement shall terminate:

     (a)  By mutual written consent of Perseus and Medgrup;

     (b) By Perseus or Medgrup, if all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the date of closing.

     (c) Termination of this Agreement shall be made in writing given to the other party. If this Agreement is terminated, each party shall keep confidential all information about the other party, and return all documents to the other party.

     4. MISCELLANEOUS.

     (a) Amendments. This Agreement may be amended, modified, or supplemented only by instrument in writing executed by all parties.

     (b) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment.

     (c) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     (d) Entire Agreement. This Agreement together with its exhibits constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     (e) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceableprovision as may be possible and remain legal, valid and enforceable.

     (f) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties contained herein shall survive the closing of this Agreement.

     (g) Notice. Any notice or communication hereunder must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery. Such notice shall be deemed received on the date on which it is delivered to the addressee.

     (h) Prevailing Party Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

     (i) Specific Performance. All parties agree that its, his or her legal remedy for damages based upon the breach by other parties of their respective obligations under this Agreement will be inadequate to the other parties and that, in addition to any other remedies a party may have, the aggrieved party shall be entitled to obtain specific performance of this Agreement and temporary and permanent injunctive relief without the necessity of proving actual damages or posting any bond with the court.

     IN WITNESS WHEREOF, all parties have executed this Agreement as of the date first stated above. This Agreement may be executed in counterpart signature pages, which together will constitute the executed Agreement.


MEDGRUP DEVELOPMENT SERVICES, INC.           PERSEUS ART GROUP, INC.


  /s/ William D. Cronin                       /s/ Bruce A. Capra
---------------------------                 ------------------------------------
By William D. Cronin,                       Bruce A. Capra,
President                                   President


  /s/ Scott M. Thornock                       /s/ Bruce A. Capra
---------------------------                 ------------------------------------
SCOTT M. THORNOCK,                          BRUCE A. CAPRA,
Individually                                Individually

     IN WITNESS WHEREOF, all parties have executed this Agreement as of the date first stated above. This Agreement may be executed in counterpart signature pages, which together will constitute the executed Agreement.

MEDGRUP DEVELOPMENT SERVICES, INC.            PERSEUS ART GROUP, INC.


-------------------------                     ----------------------------------
By William D. Cronin,                         Bruce A. Capra,
President                                     President



  /s/ Margaret Cronin
-----------------------------
Margaret Cronin,
Vice President and
Treasurer


-----------------------------                 ----------------------------------
SCOTT M. THORNOCK,                            BRUCE A. CAPRA,
Individually                                  Individually

                    EXHIBIT A TO PLAN AND AGREEMTN OF MERGER

                          ASSIGNMENT AND BILL OF SALE

     Perseus Art Group, Inc. (the "Assignor") hereby assigns and conveys to Bruce A. Capra (the "Assignee") all of the Assignor's right, title and interest in and to (i) the Internet site "www.artwant.com"; (ii) "collectibles" and art works and other inventory owned by Assignor; and (iii) accounts receivable as of the date hereof. A list of the items covered by (ii) and (iii) are attached.

     This Assignment is made in consideration of Assignee's return to the Assignor of 450,000 shares of common stock of the Assignor which he ownes. Such suchares are to be cnaceled and returned to the status of authorized unissued shares. A copy of the stock certificate is attached.

Dated May 7, 1999

Perseus Art Group, Inc.

/s/  Scott M. Thornock
----------------------------------
Scott M. Thornock, duly authorized


/s/  Bruce A. Capra
----------------------------------
Bruce A. Capra

                   EXHIBIT B TO PLAN AND AGREEMENT OF MERGER

                          ASSIGNMENT AND BILL OF SALE,
                         AND ASSUMPTION OF LIABILITIES

     Perseus Art Group, Inc. (the "Assignor") hereby assigns and conveys to Scott M. Thornock (the "Assignee") all of the Assignor's right, title and interst in and to (i) a computer (make and serial no. _________); (ii) cash on hand as of the date hereof (copy of the check to Assignee is attached).

     this Assignment is made in consideration of Assignee's unconditional agreement to assume and be responsible for the prompt payment of all of the Assignor's liabilities, including corporate attorney's fees, which have been incurred through the date hereof. This assumption of liabilities extends to all liabilities of the Assignor, whether or not such liabilities have been entered on the financial books and records of the Assignor.

     Dated May 7, 1999

Perseus Art Group, Inc.


/s/  Bruce A. Capra
-------------------------------
Bruce A. Capra, duly authorized


/s/  Scott M. Thornock
-------------------------------
Scott M. Thornock